Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into this 3rd day of December, 2004 (the “Effective Date”) by and between Vastera, Inc., a Delaware corporation with its principal place of business at 45025 Aviation Drive, Dulles, VA  20166 (“Vastera” or the “Company”), and Timothy A. Davenport (“Davenport” or the “Employee”).

RECITALS

WHEREAS, Employee has been, and is currently, employed by the Company in a critical managerial position with the Company;

WHEREAS, on February 13, 2004 the Company and Employee entered into that certain Employment Agreement (the “Employment Agreement”) setting for the basic terms and conditions of Employee’s employment with the Company; and

WHEREAS, the Company believes it to be in the best interest of the Company to modify and increase the Severance Amount to be paid to the Employee to provide a greater incentive to the Employee to remain employed by the Company for a period of time sufficient to enable the Company to execute upon its long-range business plans.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on December 31, 2004 (such time period being referred to as the “Initial Term”).  This Agreement shall automatically renew in one-year increments (each such one-year period being referred to as a “Renewal Term”), unless no later than 90 days prior to the expiration of the Initial Term or any Renewal Term one Party notifies the other Party in writing of its intention not to renew for an additional Renewal Term.  The Initial Term and each and all Renewal Terms are collectively referred to as the “Employment Period”.

2.             Title; Capacity.  The Employee shall serve as President and Chief Executive Officer of Vastera and as an officer or director of such of Vastera’s direct or indirect and wholly owned or partially owned subsidiaries as the duties of the Employee may require from time to time.  The Employee shall be based at the Company’s headquarters in Dulles, Virginia or such other place within a 40-mile radius thereof, as may be reasonably requested by the Company.

The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors (the “Board”).

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company’s Board shall from time to time reasonably assign to him.  Except during the Stub Period (defined herein below), the Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided that for reasonable periods of time each month the Employee may engage in non-competitive business or charitable activities, such as activities involving, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of such other organizations to which the Company may from time to time agree, and similar types of activities so long as such activities do not interfere with the Employee’s responsibilities hereunder.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the Effective Date.

3.             Compensation and Benefits.

3.1           Salary.  Beginning on the Effective Date, the Company shall pay Employee an annual salary of $350,000 (such amount being referred to as Employee’s “Base Salary”).  All amounts to be paid to Employee hereunder shall be paid semi-monthly, or in such other manner that is in accordance with the Company’s standard payroll practices, prorated for any partial compensation period.  Such Base Salary shall be subject to upward adjustment thereafter by the Board or by the Compensation Committee if such duties have been delegated thereto by the Board.

3.2           Annual Review of Employee’s Aggregate Compensation.  The Board or the Compensation Committee shall review the Employee’s aggregate compensation no less frequently than once per annum.  Such reviews shall take into consideration any changes in the Employee’s duties, responsibilities, increases in the general and regional cost of living, the Employee’s prior year performance, and such other factors as the Board or the Compensation Committee shall deem germane to the review.  Based on the results of such review(s) the Board or the Compensation Committee may adjust the Employee’s Base Salary, the Employee’s Annual Bonus, or any combination thereof upward.

3.4             Fringe Benefits.  The Employee shall be entitled to participate in all benefit programs that the Company has established as of the Effective Date and such benefit plans as the Company may subsequently establish, modify, amend, or alter and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  The Employee shall be entitled to paid leave in accordance with the Company’s vacation and leave policies.

3.5           Stock Option Plan and Employee Stock Purchase Plan.  The Employee shall be entitled to participate in the Company’s 2000 Stock Incentive Plan (the “Option Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”).

3.6           Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of [his/her] duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers, and such other supporting information as the Company may request, or as may be consistent with standard company practices, provided, however, that the amount available for such travel, entertainment and other expenses may require approval in advance or may be fixed in advance by the Board.

4.             Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1             Expiration of the Employment Period in accordance with Section 1;

4.2             At the election of the Company, “for cause”, immediately upon written notice by the Company to the Employee.  For the purposes of this Section 4.2, termination for cause shall be deemed to exist upon:

(a)                                        the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude that may reasonably adversely reflect on the Company or any felony;

(b)                                       willful misconduct in connection with the Employee’s duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by the Employee of this Agreement), except in cases involving the mental or physical incapacity or disability of the Employee; provided however, that the Board may terminate the Employee’s employment pursuant to Section 4.2(b) only after the failure by the Employee to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within 30 days after receipt by the Employee of written notice by the Board of each specific claim of any such misconduct or failure.  The Employee shall have the opportunity to appear before the Board to discuss such written notice during such 30-day period.  “Willful misconduct” and “willful failure to perform” shall not include actions or inactions on the part of the Employee that were taken or not taken in good faith by the Employee; and

(c)                                        fraud, material dishonesty, or gross misconduct in connection with the Company perpetuated by the Employee.

4.3           Upon the death or 30 days after the disability of the Employee.  As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 180 days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.4           At the election of the Employee, upon not less than 30 days prior written notice of termination other than for “good reason” as defined below; or

4.5           At the election of the Company, otherwise than for cause, upon not less than 10 business days prior written notice or at the election of the Employee for “good reason” upon not less than 20 business days prior written notice of termination.  Good reason shall be deemed to exist when there occurs: (A) a material breach of this Agreement by the Company; (B) any reduction in the Employee’s level of compensation without the approval of the Employee; or (C) a transfer of the Employee’s work location for purposes of performing his duties hereunder to a location that is beyond a 40-mile radius from the Company’s current headquarters location in Dulles, Virginia.

5.             Effect of Termination.

5.1           Termination for Cause or at the Election of the Employee.  In the event the Employee’s employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

5.2           Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

5.3           Termination at the Election of the Company or the Employee for Good Reason.  If the Employee’s employment is terminated at the election of the Company, otherwise than for cause, or by the Employee for good reason pursuant to Section 4.5, subject to this Section 5.3, the Company shall pay to Employee an aggregate severance amount of $950,000 (such amount being referred to as the “Severance Amount”).  The Severance Amount shall be paid in a single lump sum amount, and such payment shall be contingent upon the Employee signing a Release and Waiver Agreement substantially in the form attached hereto as Exhibit A.  In addition to the Severance Amount, the

Company shall provide Employee with full medical, dental, and vision benefits through the sixth full month following the date of Employee’s termination.

5.4           Change of Control Event.

In addition to the severance payment obligations set forth in Section 5.3 above, if

(i)                                 a Change of Control Event (as defined hereinbelow) occurs and

(ii)                              the Employee’s employment with the Company following such Change of Control Event is maintained for a period of 3 months (such 3-month period of time being referred to as the “Initial Retention Period”), the Employee shall have the option to terminate his employment without good reason during the period that commences on the expiration of the Initial Retention Period described in subcaluse (ii) above and expires 30 days thereafter (the “Window Period”); provided, however, that the Employee must deliver to the Company no less than two weeks’ advance written notice of his election to terminate his employment during the Window Period under this Section 5.4.  Such two-week’s advance notice may be delivered prior to the expiration of the Initial Retention Period.  If the Employee terminates his employment without good reason at anytime during the Window Period with the requisite two weeks’ advance written notice, the Company shall be required to pay the Severance Amount and honor all other terms and conditions of this Agreement.

5.5           Extension of Option Exercise Period; Acceleration of Option Vesting.

(a)                           Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee’s existing agreements governing the granting and exercising of options to purchase shares of the Company’s Common Stock, irrespective of whether such options are incentive stock options (“ISO”s) or nonstatutory stock options (“Nonquals”) or any such agreements executed by the Employee and the Company subsequent to the Effective Date, the Company agrees that Employee shall have six-months from the Employee’s termination date in which to exercise all options that are vested as of the date upon which Employee’s employment was terminated, subject to any trading window requirements or other restrictions imposed under the Company’s insider trading policy.  This subsection 5.5(a) hereby (i) amends and shall be deemed an amendment to the exercise provisions of each and every existing agreement of Employee’s governing the granting and exercising of options (both ISO and Nonqual) and (ii) is deemed incorporated by reference into any agreement between the Employee and the Company governing the granting and exercising of options (both ISO and Nonqual) executed subsequent to the date hereof, as though such provision were restated therein in their entirety.

(b)                           Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee’s existing agreements governing the granting and exercising of ISOs and Nonquals, if during the Employment Period a Change of Control Event (as defined below) occurs, 100% of the unvested portion of all options held by Employee as of the date of Change of Control Event shall be deemed vested and Employee shall be entitled to exercise such options during the time period described in subsection 5.5(a).  For purposes of this section 5.5(b) a “Change of Control Event” shall be deemed to exist if there occurs either:

(i)                                     a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)                                  the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

5.6           Gross Up for Tax Treatment.  The Company agrees that if

(A)                              because of the operation of any of the provisions of this Agreement, the payments to be made to Employee and the acceleration of option vesting hereunder are deemed “golden parachute payments” under the Internal Revenue Code of 1984, as amended, and

(B)                                      Employee is obligated to pay an excise tax associated with such golden parachute payments,

the Company shall reimburse the Employee in full for both (i) the amount of any such excise tax owed upon such golden parachute payments and (ii) any excise or ordinary income taxes owed in connection with the payment of the amount described in the preceding clause (i) (such payments being referred to as the “gross up amounts”).

5.7           Survival.  The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

6.             Non-Compete.

6.1           So long as the Company is not in breach of this Agreement, during the Employment Period and for a period of one year after the termination or expiration thereof, the Employee will not directly or indirectly as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 5% of the total outstanding stock of a publicly held company), engage in the business of providing global trade management services as performed by the Company on the date of termination of Employee’s employment within a 40-mile radius of Dulles, Virginia.

6.2           So long as the Company is not in breach of this Agreement, during the Employment Period and for a period of one year following the termination or expiration thereof, the Employee will not directly or indirectly:

(a)           as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 5% of the total outstanding stock of a publicly held Company), engage in the business of developing, producing, marketing or selling software or providing services of the kind or type developed or being developed, produced, marketed or sold by the Company or its affiliates while the Employee was employed by the Company; or

(b)           recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

(c)           solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its affiliates which were contacted, solicited or served by the Employee while employed by the Company.

6.3           The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company’s legitimate interests.

6.4           If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5           The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Employee to be reasonable for such purposes.  The Employee agrees that any breach of this Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.  The Employee acknowledges that he has received compensation for the terms of this Section 6 pursuant to various stock option agreements and other compensation.

7.             Proprietary Information and Developments.

                                7.1           Proprietary Information.

(a)           The Employee agrees that all information and know-how, regardless of whether in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing (collectively, “Proprietary Information”), is and shall be the exclusive property of the Company.  For purposes of this Agreement, Property Information shall mean, by way of illustration and not limitation, all information and know-how (regardless of whether patentable and regardless of whether copyrightable) owned, posses or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, vendor information, supplier information, customer information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget license, patent applications, contracts, joint ventures, price, cost and personnel data.

(b)           The Employee agrees not to and will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, from the Effective Date, during or after his employment unless and until such Proprietary Information (i) has become public knowledge through legal means without fault by the Employee, or (ii) is already public knowledge prior to the signing of this Agreement.

(c)           The Employee agrees that all files, letters, memoranda, reports, records, data, schematics, sketches, drawings, laboratory notebooks, program listings, computer programs, databases, products, test equipment, prototypes or other written, photographic, magnetic or other tangible material containing or embodying Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession (hereinafter collectively referred to as the Company Records) shall be, shall continue to be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.  All such Company Records or copies thereof and all other tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement.  After such request, termination or delivery, the Employee agrees not to and shall not retain any such Company Records or copies thereof or any such other tangible property.

7.2           Developments.

(a)           The Employee agrees to make and will make full and prompt disclosure to the Company of all inventions, know-how, improvements, product ideas, new products, discoveries, methods, developments, software, and works of authorship, whether or not patentable and whether or not copyrightable, and all other intellectual property rights, including but not limited to patents, copyrights, copyrightable works, trade secrets and trademarks, and all books, schematics, magnetic files and written records related thereto which are or were created, made, conceived, reduced to practice by or became owned by the Employee or under his direction or jointly with others either (i) during his employment whether or not during normal working hours or on the premises of the Company, or (ii) prior to his employment by the Company if used by the Company during his employment by the Company, in either event, to the extent relevant to the Company’s business, including but not limited to, its techniques, developments, projects or products (all of which, whether disclosed or not, are collectively referred to in this Agreement as “Developments”).

(b)           The Employee agrees to assign and does hereby assign, convey and transfer to the Company (or any person or entity designated by the Company) all his rights, title and interest in and to all Developments; provided that the Employee may use Developments described in (a)(ii) above in a manner that complies with terms set forth in Section 6 (Non-Compete) and Section 7.1 (Proprietary Information) hereof.

(c)           The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the worldwide procurement, maintenance and enforcement, including assistance or cooperation in legal proceedings, of copyrights, patents and similar protections (both in the United States and foreign countries) relating to Developments; and, if such cooperation by the Employee is required after the Employee has ceased to be employed by the Company, then the Company will reimburse the Employee for any expenses reasonably incurred by Employee in connection with such cooperation.  The Employee shall sign all papers, copyright applications, assignments, declarations, powers of attorney, patent applications, and other related or necessary documents, which the Company may deem necessary or desirable in order to enforce and/or protect its rights and interests in any Developments or any Proprietary Information.

7.3           Other Agreements.  Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

7.4           Company and Affiliates.  Where the term “Company” is used in this Section 7 it will be deemed to include any affiliate of the Company, including but not limited to Vastera, Inc.

8.             Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.             Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.           Entire Agreement.  This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

13.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

14.           Trial by Jury.  The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in the state courts of the Commonwealth of Virginia, in Fairfax County.

15.           Miscellaneous.

15.1         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3         In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4         This Agreement is effective as of the date of execution of this Agreement, will survive Employee’s employment with the Company, and does not in any way restrict Employees right or the right of the Company to terminate Employee’s employment.

15.5         Employee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that she understands and will comply fully and faithfully with its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year set forth above.

VASTERA, INC.

By:
Brian D. Henderson
Chief Counsel

By:
Maria Henry
Chief Financial Officer

EMPLOYEE

Timothy A. Davenport